                CypressTree Asset Management Corporation, Inc.
                              286 Congress Street
                          Boston, Massachusetts 02210
                                (800) 872-8037

                                                                August 16, 1999

Dear Emerging Growth Fund Shareholder:

  The enclosed information statement details a recent subadviser change for the Emerging Growth Fund (the "Fund") of North American Funds (the "Trust"). On July 6, 1999, Warburg Pincus Asset Management, Inc. ("Warburg"), the Fund's investment subadviser, was acquired by Credit Suisse Group ("Credit Suisse"). Credit Suisse has combined Warburg with its existing U.S. asset management business and such combined businesses will be conducted by Credit Suisse Asset Management, LLC, an indirect wholly-owned U.S. subsidiary of Credit Suisse. The acquisition will not affect the current level of advisory services provided to the Fund and the contractual advisory fee paid to Credit Suisse Asset Management, LLC will remain the same.

  As a result of Credit Suisse's acquisition of Warburg, the Fund's existing subadvisory agreement with Warburg terminated, and approval of a new subadvisory agreement became necessary. The Board of Trustees of the Trust approved a new agreement with Credit Suisse Asset Management, LLC on March 9, 1999, which became effective on July 6, 1999, with substantially identical terms as the old agreement.

  Please feel free to call your financial adviser or to call us at (800) 872-8037 should you have any questions on the enclosed information statement. We thank you for your continued interest in the North American Funds portfolios.

                                                     Sincerely,
                                                       [SIG BRADFORD K.
                                                       GALLAGHER]
                                                     Bradford K. Gallagher
                                                     Chairman

                             North American Funds
                             Emerging Growth Fund
                              286 Congress Street
                          Boston, Massachusetts 02210

                            ----------------------

                             INFORMATION STATEMENT

                            ----------------------

  This information statement (the "Information Statement") is being provided by the Board of Trustees to the shareholders of the Emerging Growth Fund (the "Fund"), a series of North American Funds ("NAF" or the "Trust"). A copy of the Annual Report of the Trust, including audited financial statements for the fiscal year ended October 31, 1998 (the "Report"), and the Trust's most recent semi-annual report dated April 30, 1999 have been previously sent to shareholders. The Trust will furnish an additional copy of the Report and its most recent semi-annual report without charge to a shareholder who requests it by writing to John I. Fitzgerald, Secretary of the Trust, 286 Congress Street, Boston, MA 02210 or by calling 1-800-872-8037.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

    This information statement will be mailed on or about August 16, 1999.

Introduction

  Prior to July 6, 1999, Warburg Pincus Asset Management, Inc. ("Warburg") was the subadviser to the Fund. On July 6, 1999, Credit Suisse Group ("Credit Suisse") acquired the parent companies (described below under "The Merger") of Warburg. As a result of the Merger, the existing subadvisory agreement for the Fund between CypressTree Asset Management, Inc. ("CAM") and Warburg (the "Previous Subadvisory Agreement") terminated, and approval of a new agreement became necessary. Consequently, the Board of Trustees of North American Funds approved a new subadvisory agreement with Credit Suisse Asset Management, LLC (the "New Subadviser") on substantially identical terms to the Previous Subadvisory Agreement (the "Subadvisory Agreement"). The Subadvisory Agreement became effective on July 6, 1999.

  Under an order the Trust has received from the Securities and Exchange Commission, the Trust is permitted to appoint a subadviser pursuant to a subadvisory agreement with the Trust's investment adviser, CAM, that has not been approved by shareholders. The Trustees of the Trust must approve such subadvisory agreements, and the Trust must provide notice to shareholders within 60 days of such hiring of a new subadviser or the implementation of any material change in a subadvisory contract. This Information Statement is being supplied to shareholders to fulfill the notice condition.

  The Subadvisory Agreement is substantially identical to the Previous Subadvisory Agreement, except for the execution and termination dates and the name of the subadviser.

Delegation by the Adviser

  Since the Fund's inception on January 6, 1998, CAM has served as investment adviser to the Fund pursuant to an Investment Advisory Agreement with the Trust (the "Investment Advisory Agreement"). CAM, located at 286 Congress Street, Boston, Massachusetts 02210, is a wholly-owned subsidiary of CypressTree Investments, Inc. ("CII"), an affiliate of Cypress Holding Company, Inc. ("CHC"). CHC was founded in November 1995 to create investment management, marketing, distribution and operations enterprises. Equity investors in CII include Berkshire Fund IV, L.P. ("Berkshire"), Berkshire Investors, LLC ("Berkshire Investors"), Standish, Ayer & Wood, Inc. ("Standish") and the principals and employees of CII. Berkshire is an investment limited partnership sponsored by Berkshire Partners, LLC ("Berkshire Partners"). Berkshire Partners is a private equity investor based in Boston. Standish, an investment counseling firm based in Boston, provides investment counsel to a wide range of pension, endowment and high net worth clients.

  CAM oversees the administration of all aspects of the business and affairs of the Trust; selects, contracts with and compensates subadvisers to manage the assets of the Funds; and reimburses the Trust if the total of certain expenses allocated to the Fund exceeds certain limitations. CAM monitors the subadviser for compliance with the investment objectives and related policies of the Fund, reviews the performance of the subadviser and periodically reports to the Trustees of the Trust.

  In addition, the Investment Advisory Agreement provides that in carrying out its responsibility to supervise and manage all aspects of the Fund's operations, CAM may engage, subject to approval of the Board of Trustees and, where required, the shareholders of the Fund, a subadviser to provide services to the Fund. CAM may delegate to the subadviser, among other things, the duty to formulate and implement the Fund's investment program, including the duty to determine what issuers and securities will be purchased for or sold by the Fund. In accordance with this provision, CAM entered into the Previous Subadvisory Agreement with Warburg, pursuant to which the duties described above were delegated by CAM to Warburg.

  The Investment Advisory Agreement and the Previous Subadvisory Agreement were approved by shareholders of the Fund on December 16, 1997. Shareholder approval was required under the 1940 Act because these agreements were taking effect for the first time.

The Previous Subadvisory Agreement

  The Previous Subadvisory Agreement required Warburg to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of

CAM. Under the terms of the Previous Subadvisory Agreement, Warburg was authorized to effect portfolio transactions for the Fund using its own discretion, and without prior consultation with CAM. Warburg was also required to report periodically to CAM and the Trustees of the Trust.

  Under the Previous Subadvisory Agreement, Warburg was entitled to receive from CAM (and not from the Fund) a subadvisory fee equal to 0.55% of the Fund's average daily net assets.

  For the fiscal year ended October 31, 1998, the aggregate subadvisory fee paid by CAM to Warburg under the Previous Subadvisory Agreement was $1,756.

The Merger

  On February 15, 1999, the parent companies of Warburg, one of the Fund's subadvisers, entered into a Merger Agreement and Plan of Reorganization (the "Merger Agreement") with Credit Suisse Group ("Credit Suisse"). Pursuant to the terms of the Merger Agreement, Credit Suisse acquired the direct parent company of Warburg on July 6, 1999 (the "Acquisition"). Credit Suisse then combined Warburg with Credit Suisse's existing U.S. asset management business (the "Reorganization"), and such combined businesses are now conducted by an indirect wholly-owned U.S. subsidiary of Credit Suisse, Credit Suisse Asset Management, LLC, a newly formed Delaware limited liability company. The Acquisition and the Reorganization are together referred to herein as the "Merger". The New Subadviser acts as the investment subadviser to the Fund, and its headquarters is in New York.

Information About The New Subadviser

  Credit Suisse is a global financial services company, providing a comprehensive range of banking and insurance products. Active on every continent and in all major financial centers, Credit Suisse comprises five business units--Credit Suisse Asset Management ("CSAM") (asset management); Credit Suisse First Boston (investment banking); Credit Suisse Private Banking (private banking); Credit Suisse (retail banking); and Winterthur (insurance). Credit Suisse has approximately $680 billion of global assets under management and employs approximately 62,000 people worldwide. The principal business address of Credit Suisse is Paradeplatz 8, CH 8070, Zurich, Switzerland.

  CSAM is the global institutional asset management and mutual fund arm of Credit Suisse. CSAM employs approximately 1,600 people worldwide and has global assets under management of approximately $210 billion in multiple product services, including equities, fixed income, derivatives and balanced portfolios. The principal worldwide business address of CSAM is Uetlibergstrasse 231, CH 8045, Zurich, Switzerland.

  CSAM's U.S. asset management business, a New York general partnership formerly known as BEA Associates (the "General Partnership"), changed its name to

Credit Suisse Asset Management in January 1999 to more accurately reflect its integration into CSAM and, together with its predecessor firms, has been engaged in the investment advisory business for over 60 years. In July 1999, in connection with the Merger, the General Partnership was reorganized as Credit Suisse Asset Management, LLC and became the New Subadviser. In the U.S., the New Subadviser is an investment manager for corporate and state pension funds, endowments and other institutions and has assets under management of approximately $57 billion. The principal U.S. business address of the New Subadviser is 153 East 53rd Street, New York, NY 10022.

  William W. Priest is the Chief Executive Officer of the New Subadviser. Since 1990, Mr. Priest has been the Chairman of the Management Committee, Chief Executive Officer and Executive Director of the New Subadviser. Mr. Priest is a director of TIG Holdings, Inc. and of other investment companies advised by the New Subadviser.

  The directors of the New Subadviser are Philip Ryan, Agnes Reicke, Hal Liebes and Michael Guarasci, each of whom is currently an executive officer of Credit Suisse and/or its affiliates. The business address for Mr. Ryan is Beaufort House, 15 St. Botolph Street, London EC3A 7JJ England. The business address for Ms. Reicke is Uetlibergstrasse 231, CH 8045, Zurich, Switzerland. The business address for Messrs. Liebes and Guarasci is 153 East 53rd Street, New York, NY 10022. The New Subadviser also has an operating committee consisting of senior investment professionals drawn from the combined resources of Warburg and CSAM.

  None of the officers or Trustees of the Trust are officers or directors of the New Subadviser.

The Subadvisory Agreement

  As described below, the Board of Trustees approved the Subadvisory Agreement for the Fund between the Adviser and the New Subadviser on March 9, 1999. The Subadvisory Agreement is dated as of July 6, 1999. The Subadvisory Agreement will be in effect for an initial two-year term ending on July 5, 2001, and may continue thereafter from year to year only if specifically approved at least annually by the Board of Trustees or by the vote of a majority of the outstanding voting securities; provided that in either event its continuance also is approved by a majority of the disinterested Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval.

  Other than identification of the New Subadviser and the execution and termination dates, the Subadvisory Agreement is substantially identical to the Previous Subadvisory Agreement dated December 16, 1997 between the Adviser and the Trust (acting on behalf of the Fund), which automatically terminated by its terms on July 6, 1999 as a result of the Acquisition. In particular, the contractual advisory fee rate paid to the New Subadviser has not been changed. The following is a description of the terms of the Subadvisory Agreement.

  Under the Subadvisory Agreement, subject to the oversight and review of the Adviser and the Board, the New Subadviser manages the investment and reinvestment of a portion of the assets of the Fund (the "Portion"). Specifically, the New Subadviser, subject to the oversight and review of the Adviser and the Board, manages the Portion, makes investment decisions, places purchase and sale orders, manages otherwise uninvested cash assets included in the Portion, maintains records concerning its activities which it is required to maintain and renders reports to the Adviser or the Fund as either may reasonably request.

  The New Subadviser is responsible for all expenses incurred by it in the performance of its duties under the Subadvisory Agreement other than the cost of securities, commodities and other investments purchased for the Fund.

  The Subadvisory Agreement further provides that in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties thereunder on the part of the New Subadviser, the New Subadviser shall not be liable to the Adviser, the Trust or the Fund or any of the Fund's shareholders for any act or omission in the course of, or connected in any way with, rendering services or for any losses sustained in the purchase, holding or sale of any securities.

  In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties thereunder on the part of the Adviser, the Adviser shall not be liable to the New Subadviser for any act or omission in the course of, or connected in any way with, rendering services or for any losses sustained in the purchase, holding or sale of any securities.

  The Subadvisory Agreement may be terminated at any time, without payment of a penalty by the Fund or the Trust, by vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser in each case, upon 60 days' written notice to the New Subadviser. The Subadvisory Agreement may be terminated by the New Subadviser any time, without the payment of any penalty, upon 60 days' written notice to the Adviser and the Trust. In the event of a material breach of the Subadvisory Agreement, any party immediately upon written notice to the other party may terminate the Subadvisory Agreement. The Subadvisory Agreement automatically terminates in the event of its assignment.

  Under the Advisory Agreement, the Fund pays Cypress an advisory fee at the annual rate of .95% of the average daily net assets of the Fund (the "Assets"). In return for the services provided by the New Subadviser, the Adviser pays the New Subadviser an annual advisory fee of .55% which is accrued daily and payable monthly.

  The following table sets forth the contractual advisory fee rate and net assets as of March 9, 1999 of other U.S. registered investment companies advised by Warburg or CSAM with similar investment policies and objectives as the Fund.

                                                                 Contractual
                                                Net Assets as of Advisory Fee
Name of Fund                                     March 9, 1999     Rate (+)
------------                                    ---------------- ------------
Warburg Advised Funds
Warburg Pincus Emerging Growth Fund............  $1,843,544,087         0.90%
Style Select Series--Aggressive Growth
  Portfolio....................................  $   55,655,781      0.55%(++)
Warburg Pincus Small Company Growth Fund.......  $    4,543,683   1.00% (0.0%)
Warburg Pincus Institutional Fund, Inc.--
  Small Company Growth Portfolio...............  $  194,163,769  0.90% (0.72%)
Warburg Pincus Trust--Small Company Growth
  Portfolio....................................  $  734,902,165         0.90%
Nationwide Separate Account Trust-- Nationwide
  Small Company Fund...........................  $   69,665,161         0.60%
CSAM Advised Funds
AUL American Series Fund, Inc.--
  Aggressive Investor..........................  $    6,651,596         0.65%

-----------
+ Advisory fee rate after waivers and/or expense limitations, if applicable, appears in parentheses next to the contractual advisory fee rate.
++ 0.55% for first $50 million and 0.50% over $50 million.

Board of Trustees Evaluation

  On March 9, 1999, the Board of Trustees considered materials concerning the Merger provided to it by Warburg and Credit Suisse. At that time, the Board of Trustees discussed the general terms of the Merger and the anticipated benefits for the Warburg organization and for the Fund and Warburg's other investment advisory clients. The Board of Trustees was also presented with additional information regarding Credit Suisse and its affiliates, including its existing U.S. asset management business. The Board of Trustees also obtained assurances that the costs relating to the preparation and mailing of this Information Statement would be borne by Warburg and Credit Suisse.

  During the course of its deliberations, the Board of Trustees considered a variety of factors including the nature, quality and extent of the services that Warburg has provided and the New Subadviser will provide to the Fund; the continuity from and quality of personnel from Warburg to the New Subadviser; the maintenance of the identical contractual advisory fee rates; the substantially identical nature of the previous subadvisory agreement to the Subadvisory Agreement (other than the change to the New Subadviser as the investment adviser); and the likely impact of the Merger on the Fund and Warburg's asset management operations.

  In addition to the foregoing factors, the Board of Trustees considered the anticipated strengths of the combined organization and the resources and commitment of Credit Suisse, parent of the New Subadviser, to emphasize high-quality services. In connection with the foregoing, the Board considered, among other things, Credit Suisse and the New Subadviser's financial resources to attract top quality personnel and develop its investment and operational capabilities.

  At a meeting held on March 9, 1999, the Trustees, including a majority of the Trustees who are not interested persons of the Fund, unanimously approved the Subadvisory Agreement.

Brokerage Policies

  It is the policy of CSAM, in effecting transactions in securities for the Fund, to seek the best execution of orders. The determination of what may constitute best execution in a securities transaction involves a number of considerations, including, without limitation, the overall direct net economic result to the Fund (involving both price paid or received and any commissions and other costs), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, the availability of the broker to stand ready to execute possibly difficult transactions for the Fund in the future, and the financial strength and stability of the broker.

  Subject to the policy of seeking best execution, CSAM may execute transactions with brokerage firms which provide research services and products to CSAM. The phrase "research services and products" includes advice as to the value of securities, the advisability of investing in, purchasing or selling securities, the availability of securities or purchasers or sellers of securities, the furnishing of analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts and the obtainment of products such as third-party publications, computer and electronic access equipment, software programs and other information and accessories that may assist CSAM in furtherance of its investment advisory responsibilities to its advisory clients. Such services and products permit CSAM to supplement its own research and analysis activities, and provide it with information from individuals and research staffs of many securities firms. Generally, it is not possible to place a dollar value on the benefits derived from specific research services and products. CSAM may receive a benefit from these research services and products which is not passed on, in the form of a direct monetary benefit, to the Fund. If CSAM determines that any research product or service has a mixed use, such that it also serves functions that do not assist in the investment decision-making process, CSAM will allocate in good faith the cost of such service or product accordingly. The portion of the product or service that CSAM determines will assist it in the investment decision-making process may be paid for in brokerage commission dollars. The non-research part must be paid for in hard dollars from CSAM. Any such allocation may create a conflict of interest for CSAM.

  Neither the research services nor the amount of brokerage given to a particular broker-dealer are made pursuant to any agreement or commitment with any of the selected broker-dealers that would bind CSAM to compensate the selected broker-dealer for research provided. CSAM maintains an internal allocation procedure to identify those broker-dealers which have provided it with research and endeavors to direct sufficient commissions to them to ensure continued receipt of research CSAM believes is useful.

  Research services and products obtained by CSAM from brokers who execute portfolio transactions for the Fund may be useful to CSAM in providing investment advice to any of the funds or clients it advises. Likewise, information made available to CSAM from brokers effecting securities transactions for such other funds and clients may be utilized on behalf of the Fund. Thus, there may be no correlation between the amount of brokerage commissions generated by a particular fund or client and the indirect benefits received by that fund or client.

  Subject to the policy of seeking the best execution of orders and to such policies as the Board of Trustees of the Trust may establish from time to time, sales of shares of the Fund may also be considered as a factor in the selection of brokerage firms to execute portfolio transactions for the Fund.

  Because selection of executing brokers is not based solely on net commissions, the Fund may pay an executing broker a commission higher than that which might have been charged by another broker for that transaction. CSAM will not knowingly pay higher mark-ups on principal transactions to brokerage firms as consideration for receipt of research services or products. While it is not practicable for CSAM to solicit competitive bids for commissions on each portfolio transaction, consideration is regularly given to available information concerning the level of commissions charged in comparable transactions by various brokers. Transactions in over-the-counter securities are normally placed with principal market makers, except in circumstances where, in the opinion of CSAM, better prices and execution are available elsewhere.

  Subject to the overriding objective of obtaining the best execution of orders, CSAM may allocate brokerage transactions to affiliated brokers. In order for the affiliated broker to effect portfolio transactions for the Fund, the commissions, fees or other remuneration received by the affiliated broker must be reasonable and fair compared to the commissions, fees and other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period. Furthermore, the Trustees of the Trust, including a majority of those Trustees who are not "interested persons" of the Trust as defined in the 1940 Act, have adopted procedures which are reasonably designed to provide that any commissions, fees or other remuneration paid to an affiliated broker are consistent with the foregoing standard.

Information about the Trust

  The Trust is a diversified, open-end management investment company organized in 1988 as a business trust under the laws of Massachusetts, and is a series type company with fifteen investment portfolios. The Emerging Growth Fund is one of those portfolios. The address of the Trust is 286 Congress Street, Boston, Massachusetts 02210.

  The Trust is not required to hold annual meetings of shareholders and, therefore, it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be considered for inclusion in the proxy statement for the next meeting of shareholders must be submitted a reasonable time before the proxy statement is mailed. Whether a proposal submitted will be included in the proxy statement will be determined in accordance with applicable state and federal law.

August 16, 1999